EXHIBIT (a)(1)(iv)

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash
by

HICKOK INCORPORATED
(formerly THE HICKOK ELECTRICAL INSTRUMENT COMPANY)
of
All Class A Common Shares, $1.00 Par Value,
Held by Holders of 99 or Fewer Shares
at
$10.00 per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 11, 2004, and the related Letter of Transmittal, which, as may be amended and supplemented from time to time, together constitute the tender offer in connection with the offer by Hickok Incorporated, an Ohio corporation ("HICKOK"), to purchase for cash all of its Class A common shares, par value $1.00 per share, held by shareholders that own 99 or fewer shares, at $10.00 per share, upon the terms and subject to the conditions of the tender offer.

The undersigned hereby instruct(s) you to tender to HICKOK all shares you hold for the account of the undersigned, under the terms and subject to the conditions of the tender offer.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER.  IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY.

SIGN HERE

Account Number(s): ______________________

Signature(s): __________________________________________________________________________________

Name(s):

(Please type or print)

Address(es):

(Including zip code)

Area Code/Phone Number(s):

Taxpayer Identification or Social Security Number(s):

Dated: _______________, 2004